LICENSE AGREEMENT

           This Agreement, dated effective as of June 16, 1997 (the "Effective Date"), is by and between EMERSON RADIO CORP., a Delaware corporation, having a place of business at Nine Entin Road, Parsippany, New Jersey 07054, and World Wide One Ltd., a Hong Kong corporation, having a place of business at Room 2, 4th Fl., Albion Plaza, 2-6 Granville Road, T.S.T., Kowloon, Hong Kong.

           Licensor (as hereinafter defined), directly and through affiliates, distributes a variety of consumer electronics products and microwave ovens in numerous countries throughout the world. Licensor is the owner of certain valuable and well-known trademarks, and the goodwill associated therewith;

           Licensee (as hereinafter defined) desires to obtain a license of certain of Licensor's trademarks in connection with the manufacturing, marketing, sale and distribution of certain consumer electronics and other products as specifically set forth on EXHIBIT A, together with replacement parts which may bear the trademarks (collectively referred to herein as the "Goods");

           Licensee desires to sell the Goods bearing the trademarks in the geographic regions set forth on EXHIBIT B ("Territory") and use certain of Licensor's trademarks in conjunction therewith;

           Licensor is agreeable to license the use of certain of its trademarks with respect to the manufacturing, marketing, distribution and sale of the Goods by Licensee in the Territory, subject to the terms and conditions of this Agreement.

           In consideration of the foregoing premises and the mutual agreements contained herein, the following is agreed to:

1.   DEFINITIONS

      1.1 "Affiliate" means a person or entity who directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified person or entity.

      1.2 "Confidential Information" means any and all information, data, specifications, customer lists, products and services information, sales and marketing information, vendor data, and information regarding either Licensor, Licensee or their respective Affiliates (collectively, the "Information") except:

                     (a) Information which at the time of disclosure is in the public domain;
                     (b) Information which, after disclosure, through no fault of the party receiving same, is published or otherwise becomes part of the public domain;
                     (c) Information which the receiving party can document as having been in its possession prior to the time of disclosure to it by the other party;
                     (d) Information which the receiving party can document as having been received by it on a non-confidential basis from a third party; or
                     (e) Data, specifications, customer lists, products and services information and vendor data which the receiving party created on its own or through independent third parties without use of the Information.

      1.3 "Goods" means those first quality new "A" stock consumer electronics and other goods as specifically set forth on EXHIBIT A, which Exhibit may be amended from time to time by mutual agreement to reflect additions to or the obsolescence of one or more of the Goods.

      1.4 "Sale" means sale, lease, rental, transfer, exchange or other disposition of the Goods by Licensee. A Sale will be deemed to have occurred when the Goods are shipped or are invoiced, whichever occurs first.

     1.5 "Trademarks" means the Emerson and G-Clef design in the form set forth on EXHIBIT C and all future form(s) of same adopted by Licensor.

     1.6  "Licensor" means Emerson Radio Corp.

     1.7  "Licensee" means World Wide One Ltd.

2.   GRANT

     2.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable license to utilize the Trademarks solely upon and in connection with the manufacturing, sale, marketing and distribution of the Goods for sale exclusively to Makro International Far East Ltd. ("Makro") in the Territory. All other sales of the Goods, including any additional products, or store openings by Makro outside of the Territory, to be included in this Agreement are subject to Licensor's prior written approval.

      2.2 Licensee shall not use the Trademarks, or purport to give consent to the use of the Trademarks, in any manner or on any product, items or services, except as specifically set forth in this Agreement.

      2.3 Licensee agrees that the Goods bearing the Trademarks shall not, directly or indirectly, be distributed, sold, or otherwise transferred or disposed of outside of the Territory by the Licensee and that Licensee shall not sell, transfer or distribute the Goods to any store, distributor, retailer or customer other than Makro without Licensor's prior written approval in its sole discretion. Licensee shall inform its customers and distributors that the Goods cannot be distributed, sold or otherwise disposed of outside of the Territory, or to any party other than Makro. Licensee agrees that it shall not sell the Goods to any customer or distributor that may distribute, sell or otherwise dispose of the Goods outside of the Territory, or to any party other than Makro. Notwithstanding the above and Licensor's right to terminate this Agreement as set forth in Section 9, if Goods are sold or otherwise disposed outside of the Territory or to any party other than Makro, Royalty Fees (as hereafter defined) shall be due on any and all such sales of Goods.

3.   TERM

      Subject to the earlier termination or expiration of this Agreement as provided in SECTION 9 or otherwise herein, this Agreement shall be effective as of the Effective Date and expire as of the close of business following eighteen
(18) months after the Effective Date (the "Term"). The parties agree that the first six months of the Term shall be a promotional trial period ("the Trial Period"). In the event either party desires to discontinue this Agreement at the end of the Trial Period, such party may serve written notice on the other party either within ten days before the end of the Trial Period or within ten days following the end of the Trial Period, of such party's desire to discontinue this Agreement. In the event either party serves such notice, this Agreement shall expire effective as of the end of the Trial Period and Licensee shall be liable solely for the advance royalty payment set forth in Section 5.1, and any Royalty Fees due pursuant to Section 5.2 for Goods sold during the Trial Period. If no such notice is served by either party, this Agreement shall continue for the full Term.

4.   GOODS

      4.1 Licensee shall maintain and comply with the quality standards for the Goods as set forth in EXHIBIT D. It is understood that Licensee shall utilize the services of Licensor or an affiliate of Licensor for sourcing and inspection of at least fifty percent (50%) of the dollar value of Licensee's purchase requirements. All purchase orders for product covered by this Agreement shall be processed through Licensor's affiliate, Emerson Radio (Hong Kong) Ltd. and Acceptable Quality Levels (AQL) shall be stated on the purchase orders.

      4.2 To assure Licensor that the provisions of this Agreement are being observed, Licensee shall allow Licensor either itself or, if Licensor elects in its sole discretion, by a third party, to take any and all action necessary for the purpose of inspecting or otherwise ensuring the quality of the Goods. If said quality standards are not being maintained at any time during the Term, then upon written notice from Licensor, Licensee shall immediately discontinue the sale and distribution of the Goods that do not meet said quality standards. Any Goods which are defective or dangerous and fall below the quality standards shall immediately be removed from sale and if already sold, recalled. Goods, in inventory or elsewhere, not meeting quality standards shall not be distributed or sold. Licensee shall take the above actions at its own expense. It is understood and agreed to by the parties, however, that Licensor shall be responsible for the expense of any recall which is necessary, solely for those Goods which are sourced and inspected by Licensor. Since monetary damages would not be sufficient to remedy a breach of this covenant, Licensor shall be entitled to an immediate temporary restraining order and/or preliminary injunction, without bond or security, to prevent Licensee from violating the terms hereof. Licensee shall promptly reimburse Licensor for the costs of such legal action, including costs and attorneys' fees.

      4.3 Licensee shall ensure that the manner of sale, distribution and/or exploitation by Licensee shall in no manner reflect adversely upon the good name or value of Licensor or any of the Trademarks.

      4.4 Licensee shall comply with all applicable laws and regulations relating to the manufacture, use, sale and distribution of the Goods throughout the Territory (and, if applicable, where the Goods are manufactured), whether foreign, federal, state, domestic or local, as required. Such requirements shall include, but not be limited to, obtaining all necessary regulatory and/or governmental approvals, as well as any registrations, permits or licenses that may be required. Upon request, Licensee shall provide Licensor with copies of all such approvals, registrations, permits or licenses. In any license, registration or request for government or regulatory approval, Licensor shall be identified as the owner of the Trademarks. It is understood, however, that Licensor shall be responsible for obtaining the necessary approvals required under this section for those Goods which it develops or carries as a part of its basic line at the Effective Date.

      4.5 Licensee shall, promptly after its initial commercial production of the Goods (or earlier, if available, but in no event later than sixty (60) days prior to Licensee's first sale of any of the Goods) deliver to Licensor (without cost to Licensor) at its facilities in Parsippany, New Jersey, U.S.A., or such other location designated by Licensor, three (3) representative samples of each of the Goods or particular Goods bearing the Trademarks as well as the related packaging, advertising, labels, promotional or any other printed material used in conjunction with the sale of the Goods. Licensor, at its sole discretion, may disapprove of the use of any of the Goods, the quality of which is not consistent with the quality standards set forth in this SECTION 4 or Goods which fail to comply with proper usage of the Trademarks as defined herein. Licensor's approval shall be deemed given if Licensor does not notify Licensee of Licensor's disapproval of any Goods within 15 days after receipt of same.

      4.6 All of the Goods, and all advertising, promotion, packaging or any written material distributed by or through Licensee will, unless otherwise specifically agreed to in writing by Licensor, bear the following legend:

     "EMERSON AND THE G-CLEF LOGO ARE REGISTERED TRADEMARKS OF EMERSON RADIO CORP., PARSIPPANY, NEW JERSEY, U.S.A."

      4.7 In all cases where Licensee desires artwork involving Goods to be prepared, the cost of such artwork and the time for the production thereof shall be borne by Licensee. All artwork and designs involving the Trademarks, or any reproduction thereof, shall be and remain the property of Licensor.

5.   ROYALTIES TO LICENSOR

      5.1 Licensee shall pay to Licensor, as an advance royalty payment, the amount of $50,000. Licensee shall pay the advance royalty payment either by immediately available funds within five (5) days following the Effective Date or by opening an irrevocable standby letter of credit in favor of Licensor on the Effective Date, with a bank reasonably satisfactory to Licensor and that maintains a confirmation relationship with Licensor's bank, in the amount of $50,000, payable within five (5) days. The advance royalty payment shall be non-refundable and shall be credited against the Minimum Royalty Fee as set forth herein so that no Royalty Fees as defined herein shall be payable by Licensee until Licensee's advance royalty credit is reduced to zero.

      5.2 (a) Licensee shall also pay to Licensor a fee ("Royalty Fee") equal to the percentage rate for the particular category of Goods on EXHIBIT E hereto multiplied by the amount over ex-factory cost of the Goods directly or indirectly sold by Licensee for each particular category of Goods. The term "ex-factory cost" shall mean the manufacturer's actual invoiced price prior to any discounts, rebates or allowances. Licensee shall be required to pay a Minimum Royalty Fee for the Term of $200,000, which is calculated by taking the product of the minimum gross sales required for the Term as set forth herein, and four percent (4%). If the Royalty Fees paid to Licensor for the Term do not equal or exceed the Minimum Royalty Fee, Licensee shall promptly pay to Licensor the difference between the Royalty Fees actually paid and the Minimum Royalty Fee.

      (b) Payment of all Royalty Fees shall be by transferable sight letter of credit issued directly by Makro to Emerson Radio (Hong Kong) Ltd., or a designated affiliate, no later than any applicable lead time advised by Emerson Radio (Hong Kong) Ltd., for all purchase orders. No credit shall be permitted or applied to Licensee for returns. Emerson Radio (Hong Kong) Ltd. shall reimburse Licensee the difference between the letter of credit amount and the agreed-upon Royalty Fees for each transaction. Payment shall be within five (5) days after settlement of the letter of credit in each instance with a complete reconciliation of all transactions on a monthly basis. Issuance of the requisite letter of credit by Makro shall be a prerequisite to any transaction or sale of Goods under this Agreement.

     (c) All costs and expenses incurred in the manufacture, sale, distribution or exploitation of the Goods, or otherwise incurred by Licensee, and all taxes, duties, levies and assessments, including sales, value added and use taxes, pertaining to the sale of the Goods, except for taxes on the net income realized by Licensor under this Agreement, shall be paid by Licensee. No such costs, expenses or taxes shall be deducted from, or diminish in any way, or result in the reduction of, any Royalty Fees payable to Licensor. Licensee shall be responsible for completing in a timely manner all documentation necessary to
(i) permit Licensor to refrain from collecting taxes or assessments it would otherwise be obligated to collect in the Territory or (ii) assist Licensor in deriving duty drawbacks. Licensee shall pay any such taxes and file any reports, forms or tax returns required under the income or value added tax laws of the jurisdictions or countries within the Territory in a timely manner. Licensee shall provide Licensor with copies of all duly executed reports, forms or tax returns, and proof of payment of any such taxes, within 45 days after such reports, forms or tax returns are due.

     6.  LIMITATION OF USE AND AUTHORITY

      6.1 This Agreement does not grant Licensee any right of ownership, title or interest in the Trademarks, nor does this Agreement authorize Licensee to use the Trademarks except for the purpose of manufacturing, marketing, selling and distributing in accordance with this Agreement the Goods in the Territory and for advertising and promotional purposes as described herein. The Trademarks, all rights therein and the goodwill pertaining thereto, whether developed by the Licensor or the Licensee, shall inure to the benefit of and be the exclusive property of Licensor. Licensee shall not register or attempt to register the Trademarks in its own name or the name of any third party. If applicable, Licensee shall assign to Licensor all the Trademarks and incidental rights created by its use, together with the goodwill relating to that part of the business in connection with which the Trademarks are used. Licensee shall execute and deliver to Licensor such documents as Licensor requires to register Licensee as a registered or permitted user thereof, in accordance with any applicable laws, rules, requirements or regulations of any of the jurisdictions in the Territory.

     6.2 Neither Licensee nor any of its Affiliates will directly or indirectly sell, manufacture or distribute any goods whatsoever under a mark similar to the Trademark. Licensee will not register or attempt to register in its name or that of any other person or entity affiliated with it any name or mark, corporate name or any designation of any kind, in any language, which is the same as, similar to or a derivative of, or otherwise utilizing any portion of the trademarks or trade names of Licensor or any of its Affiliates. Licensee acknowledges that it does not have and has not acquired any rights in or to the Trademark, product names, likenesses or any derivations of the foregoing. Licensee shall not incorporate or form any corporation or use any name which is the same as, or which is likely to cause confusion or mistake with, any corporate name of Licensor or of any of its Affiliates or subsidiaries. The Trademark shall be displayed by Licensee, without alteration, on all Goods sold by Licensee and all use of such Trademark shall inure directly to the benefit of Licensor. Licensee shall not re-label any of the Goods. Any copyright which may be created in any article, design, label or the like, bearing any Trademark shall be subject to the prior approval before use, and be the property of Licensor. Licensee shall not use any trademark, brand or trade dress which is the same as, or which is likely to cause confusion or mistake with any trademark, brand or trade dress of Licensor.

      6.3 Licensee shall provide Licensor with the date of the first use of the Trademarks on the Goods in commerce in each jurisdiction of the Territory and provide Licensor with all necessary documents or information which Licensor may request for the purpose of perfecting Licensor's title to any Trademark registrations.

7.   TRADEMARK INFRINGEMENT; INDEPENDENT CONTRACTOR

      7.1 Licensee will notify Licensor promptly of any of the following that may come to Licensee's knowledge:
                (a) Any alleged infringement by Licensor or Licensee of the rights of any third parties arising out of the activities undertaken in connection with this Agreement;
                (b) Any alleged infringement of any of the Trademarks of Licensor; or
               (c) Any other factors or events which reasonably may be expected to have a material adverse effect on the promotion of the Goods under any of the Trademarks or on Licensor's rights and interests in any of the Trademarks.

      7.2 If any third party files a lawsuit, claim or any other type of proceeding against Licensee claiming that the use by Licensee of the Trademarks infringes upon a valid intellectual property right belonging to such third party, Licensor shall defend such actions at its own expense and hold Licensee harmless against the valid claims of any such third party. Licensor may choose to settle such lawsuit, claim or other proceeding and Licensee shall cooperate to effect any such settlement provided that such settlement does not materially affect Licensee's rights hereunder. Should any of the Goods covered by this Agreement become or in Licensor's opinion be likely to become the subject of such a claim, Licensor may, at its option, either procure for Licensee the right to continue selling or using such product, or replace or modify the product so that it becomes non-infringing. Notwithstanding the foregoing, Licensor shall have no right to admit any liability on behalf of Licensee or to create any kind of duty, obligation or promise concerning the future sale of the product on behalf of Licensee without Licensee's prior written consent, which shall not be unreasonably withheld or delayed. However, to the extent that any settlement, judgment or decree prohibits or restricts Licensor's right to sell the goods covered hereby, it shall be released and discharged from any duty to Licensee to supply the same. Notwithstanding the foregoing, Licensee shall be responsible for costs and expenses associated with any such lawsuit, claim or proceeding.

      7.3 If, in the reasonable opinion of Licensor, it becomes desirable to enforce any of the Trademarks against a third party, Licensor shall use reasonable efforts to do so, at its expense.

      7.4 Licensee shall furnish all reasonable assistance, at Licensor's request or direction, to enable Licensor to assert and prosecute any claims or defend against any action arising in connection with or related to the Trademarks and the matters described in SECTIONS 7.1 through 7.3 above. Such assistance shall include, but not be limited to: monitoring and reporting to Licensor any improper or unauthorized use of the Trademarks, signing documents, giving testimony, joining such action and asserting claims with respect to the licensed Trademarks against third parties.

      7.5 Licensee shall not use the name or credit of Licensor in any manner whatsoever, nor incur any obligation in Licensor's name. Nothing herein contained shall be construed to constitute the parties joint venturers, nor shall any similar relationship be deemed to exist between them. Nothing herein contained shall be construed as constituting Licensee as Licensor's agent or as authorizing Licensee to incur financial or other obligations in Licensor's name without Licensor's specific authorization in writing. Under no circumstances shall any power be granted, or be deemed to be granted to Licensee, be deemed to be a power coupled with an interest. The rights and powers retained by Licensor to supervise or otherwise intervene in Licensee's activities, all as hereinabove provided, are retained because of the necessity of protecting Licensor's copyrights, trademarks, properties and property rights generally, and specifically to conserve the goodwill and good name of Licensor and of the Trademarks.

8.   GOODWILL

      Licensee recognizes the great value of the goodwill associated with the Trademarks and that the Trademarks have a secondary meaning in the mind of the public. Licensee acknowledges and agrees that a breach by Licensee of any of its covenants, agreements or undertakings hereunder will cause Licensor irreparable damage, which cannot be readily remedied in damages in an action at law, and may, in addition, constitute an infringement of Licensor's copyrights or trademarks, and agrees that, as a result, Licensor shall be entitled to equitable remedies, costs and attorneys' fees.

9.   TERMINATION

      9.1 If Licensee: (i) without prior written consent of Licensor sells, or permits or has reason to believe a party to whom it sells Goods shall sell, any Goods outside the Territory or to any third party other than Makro, bearing the Trademarks; (ii) has intentionally or negligently rendered or renders an incorrect, material representation or report in connection with the rights granted to Licensee hereunder; (iii) commits intentional or negligent material damage or omits or fails to take steps within its power to prevent such damage to Licensor's business, reputation, vendor relationships, customers or client base, distribution channels or assets or the value of any of Licensor's tradenames, trademarks, service marks, symbols, signs, or other distinctive marks, or the goodwill associated therewith; (iv) fails to pay any Royalty Fees set forth in SECTION 5 when due; (v) registers or attempts to register in its own name or the name of a third party a Trademark or any other trademark owned by the Licensor or similar to such a trademark, or any name or mark, corporate name or any designation of any kind which is the same as, similar to or a derivative of, or otherwise utilizing any portion of the Trademark or trade names of Licensor or any of its Affiliates; (vi) assigns or transfers this Agreement, including by operation of law, without the prior written consent of Licensor; or (vii) breaches any of its obligations hereunder, then, in addition to the rights available under law or in equity, Licensor may notify Licensee in writing that Licensee is in default under the terms of the Agreement. If such default is not remedied within 15 days after the delivery of such notice, Licensor shall have the right to terminate this Agreement effective upon delivery to Licensee of notice that the Agreement is terminated.

      9.2 Upon termination or expiration of this Agreement, Licensor shall have the right to retain all moneys paid hereunder to date, to receive all moneys to which it is entitled and to avail itself of any legal or other remedy or relief available to it including, but not limited to, equitable relief to enjoin the use of the Trademarks and the manufacture, sale and distribution of Goods utilizing the Trademarks. Licensee shall be responsible for all costs of such enforcement. All remedies available to Licensor hereunder are cumulative, and Licensor may exercise any one or more remedies or rights available to it cumulatively. The termination of this Agreement shall be without prejudice to Licensor's rights and remedies with respect to any obligation incurred or breach committed prior to such termination, including the right to recover for damages caused by Licensee's breach.

      9.3 Upon termination or expiration of this Agreement, Licensee shall promptly deliver to Licensor any and all property of the Licensor in the possession, custody or control of Licensee, including all promotional material, original artwork, product manuals and any other material bearing the Trademarks in the possession of Licensee.

      9.4 Within ten (10) days of the termination or expiration of this Agreement, Licensee shall deliver to Licensor a statement showing the number and description of Goods on hand or in process. Licensor shall have the right to take a physical inventory to ascertain or verify such statement.

     9.5 In the event of termination or expiration of this Agreement, Licensee, its receivers, representatives, trustees, agents, administrators and successors shall have no further right to sell, exploit or in any way deal in or with any advertising matter, packing material, boxes, cartons or other documentation relating thereto bearing the Trademarks, without the express written consent of Licensor.

10.  DISTRIBUTION OF GOODS

      10.1 Licensee shall be required to achieve the minimum gross sales for the Term set forth on Exhibit F. Licensee shall, during the Term, diligently and continuously market, manufacture (or cause to be manufactured), distribute and sell the Goods and shall make and maintain adequate arrangements for their distribution to Makro throughout the Territory.

      10.2 Licensee acknowledges that its failure to cease (or cause to cease) the marketing, manufacture, assembly and packaging, sale or distribution of Goods or any class or category thereof using the Trademark at the termination or expiration of this Agreement will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such failure and that, in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper and Licensee shall be responsible for all costs thereof.

11.       SUBCONTRACTORS

        The Licensee shall obtain satisfactory written evidence from any subcontractor that is retained by Licensee that such subcontractor will not use the Trademarks in any manner not permitted under this Agreement, in the form set forth on SCHEDULE 11, in those instances where the subcontractor furnishes Goods or packaging for the Goods bearing the Trademarks. Licensee shall use its best efforts to assist and cooperate with Licensor with respect to any action by Licensor to enforce its rights to the Trademarks against any one or more of Licensee's subcontractors.

12.  SERVICE AND SPARE PARTS

      Licensee shall take such steps as are necessary to ensure that any purchasers of Goods covered by this Agreement, including Makro, shall establish, or have already established, such service centers or agents as may be necessary for service of the Goods. Licensee shall monitor such independent service agents and centers in the Territory as may be necessary to service the Goods and shall ensure that Makro shall, during the Term and subsequent to the expiration or termination of this Agreement, provide for any after sales warranty service for the Goods for the respective periods required by applicable federal or local law or Licensee's warranty in the particular countries or regions throughout the Territory.

13.  REPRESENTATIONS AND WARRANTIES OF LICENSOR

     Licensor hereby represents and warrants to Licensee that:

     (a) Licensor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
     (b) Licensor has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.
     (c) The execution and delivery of this Agreement has been duly authorized by all necessary corporate action of Licensor and constitutes the valid and legally binding obligation of Licensor enforceable against Licensor in accordance with it terms.
     (d) This Agreement shall be binding on the successors, assigns and legal representatives of Licensor.

14.  REPRESENTATIONS AND WARRANTIES OF LICENSEE

     Licensee hereby represents and warrants to Licensor that:

     (a) Licensee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
     (b) Licensee has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and entry into this Agreement and the performance of its obligations hereunder do not and shall not contravene, conflict with or result in a breach of its certificate of incorporation, by-laws, or any other agreement to which Licensee is a party.
     (c) The execution and delivery of this Agreement has been duly authorized by all necessary action of Licensee and constitutes the valid and legally binding obligation of Licensee enforceable against Licensee in accordance with its terms.
     (d) This Agreement shall be binding on the successors, assigns and legal representatives of Licensee, if any.

15.  DISCLAIMER AND INDEMNIFICATION

     15.1 Licensee shall not and does not grant any warranty or guaranty binding Licensor or creating any liability for Licensor. Licensee will make no statements or representations whatsoever to any third parties which, expressly or impliedly, states or suggests that Licensor is making any warranties with respect to the Goods. Licensor expressly disclaims any implied warranties, including the implied warranties of merchantability and fitness for a particular purpose.

     15.2 Licensor shall have no liability or responsibility to Licensee or any other person and/or entity arising out of or relating to the rights granted to Licensee pursuant to this Agreement. Licensee shall defend, indemnify and hold harmless Licensor, its employees, officers, directors, stockholders, licensees, representatives, successors and assigns from and against any and all claims, demands, judgments, liabilities, damages, losses, costs and expenses of any nature (including attorneys' fees and expenses), including without limitation, death, personal injury, bodily injury, sickness, disease, property damage, loss of use of property or product liability arising from or related to any (i) claim, action or omission of Licensee, its agents, employees or their families, affiliates, distributors or subcontractors arising under this Agreement, (ii) Licensee's failure to comply with its obligations set forth herein, (iii) Licensee's misrepresentation of any warranties or representations, or (iv) any action or omission arising out of the operation of Licensee's business.

16.  CONFIDENTIALITY

      16.1 Each party will use the Confidential Information received by the other party solely for the purpose of carrying out this Agreement. Neither party will disclose the Confidential Information to third parties without the express written consent of an officer of the other party, unless compelled by law, required by applicable securities rules or regulations or, in the written opinion of counsel such disclosure is required by law. In such event, each party shall inform the other party as far in advance as possible prior to making any such disclosure. Notwithstanding the foregoing, Licensor shall not be required to inform or obtain the consent of Licensee for the issuance of any press release which utilizes, refers to or discloses sales or royalty information relating to this Agreement.

      16.2 Each party shall cause each of their respective officers, directors, agents or employees to whom a disclosure of Confidential Information is made or any subcontractor, including the manufacturer(s) of the Goods, to adhere to the terms and conditions of this SECTION 16 as if, and to the same extent as if, he or she were a party to this Agreement.

      16.3 Upon expiration or termination of this Agreement, each party shall return to the other party all copies of the Confidential Information of the other party in its possession or control, except that Licensor shall not be required to return Confidential Information provided by Licensee which has become a part of Licensor's books and records and which pertains to historical sales and royalty information.

17.  FORCE MAJEURE

      17.1 Neither party will have any liability to the other by reason of any failure or delay in performance of any provision of this Agreement, if and to the extent that such failure or delay is due to any occurrence (other than financial) beyond the reasonable control of the party failing or delaying to perform. "Beyond reasonable control" shall mean acts of God, civil disturbances, fires, floods, explosions, or riots, war, rebellion or sabotage. The provisions of this paragraph shall not apply to payment obligations under this Agreement.

      17.2 A party seeking relief pursuant to this SECTION 17 shall, as soon as practicable after the impediment and its effect on such party's ability to perform become known, give written notice to the other party. Written notice shall also be given when the impediment ceases.

18.  LICENSOR'S LINE OF BUSINESS

     Licensee acknowledges that Licensor is presently in the business of selling consumer electronic products, microwave ovens and other consumer products and is seeking alliances, joint venture partners and/or licensees with the goal of distributing other consumer products throughout the world. Licensee acknowledges that marketing and distribution of the foregoing (as well as any other products which Licensor may distribute) with the Trademarks shall not constitute a breach of this Agreement.

19.  ASSIGNMENT AND SUBLICENSING

      19.1 The license herein granted is personal to Licensee and may not be assigned, transferred, sub-licensed, pledged, mortgaged or otherwise encumbered by Licensee in whole or in part without Licensor's prior written consent. For the purposes of this SECTION 19.1, the term "assigned" shall include without limitation, transfers of (i) control, whether by merger, consolidation, reorganization or change of management and (ii) ownership of fifty percent (50%) or more of the outstanding securities of Licensee that occurs from the Effective Date, either cumulatively or in a single transaction, and shall include the effect of newly issued securities.

      19.2 Notwithstanding the restriction set forth in SECTION 19.1 above, Licensee shall notify Licensor in writing prior to any proposed change in control or transfer of ownership of fifty percent (50%) or more of the outstanding securities of Licensee. If Licensee is interested in continuing the terms of this Agreement, Licensor shall have fifteen (15) business days from the date of receipt of all due diligence materials required by Licensor concerning the proposed transfer of control or ownership to determine whether Licensor will approve, in its sole discretion, such change of ownership or control. Such materials shall be provided by Licensee and include without limitation (i) the proposed transferee's organizational documents, (ii) audited financial statements for the preceding three fiscal years, (iii) proposed transferee's interim financial statements for the period subsequent to the date of the latest annual financial statement, (iv) recent public filings, if applicable, for the preceding three years, (v) tax returns for the preceding three years, and (vi) such other materials as Licensor may reasonably request. Any proposed transferee must be financially sound, knowledgeable of the type of business of Licensee, not a competitor of Licensor, committed to quality and positioned to grow the business. Upon Licensor's approval in its sole discretion, control may be transferred. If Licensor does not approve such proposed change in control or transfer of ownership, and the proposed change in control or transfer of ownership occurs, this Agreement may terminate upon a date established at Licensor's sole discretion.

20.  MISCELLANEOUS

      20.1 No provision of this Agreement may be changed, amended or waived, except in a writing signed by both parties.

      20.2 Any waiver on the part of any party of any right or interest hereunder shall not imply the waiver of any subsequent breach or the waiver of any other rights. No waiver by either party of a breach hereof or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.

      20.3 Should any provision of this Agreement prove to be invalid or unenforceable under existing or future law, the remaining provisions of the Agreement will remain in force in all other respects.
      20.4 All notices will be in writing and in English and will be served personally or by registered or certified mail, return receipt requested, or by overnight courier or by facsimile transmission to each other party at its address herein set forth, or at such other address as each party may provide to the other in writing from time to time:

     (a)  If to Licensor:

               Emerson Radio Corp.
               Nine Entin Road
               Parsippany, NJ  07054
               Attention:  Legal Department
               [Facsimile No. (201) 428-2022]

     (b)  If to Licensee:

               World Wide One Ltd.
               Room 2, 4th Fl., Albion Plaza
               2-6 Granville Road, T.S.T.
               Kowloon, Hong Kong
               Attention:  Gregory P. Glass
               Title: Chairman
               [Facsimile No. 852-2721-2248]

Any such notice will be effective upon actual receipt or three (3) days after it is deposited in the mail, postage prepaid, properly addressed and certified, whichever occurs first.

      20.5  This Agreement is the entire and sole agreement and understanding of
both   parties   and   supersedes  all  other  agreements,  understandings   and
communications, whether oral or written, regarding the subject matter hereof.

      20.6 This Agreement may be executed in any number of counterparts or by facsimile, but all counterparts and facsimiles hereof will together constitute but one agreement. In proving this Agreement, it will not be necessary to produce or account for more than one counterpart executed by both parties.

      20.7 All disputes between the parties concerning this Agreement will be resolved under the laws of the State of New Jersey, U.S.A., excluding the conflicts of laws provisions thereof, and the parties agree that the courts of Hong Kong will have jurisdiction over the parties in any such dispute. However, it is expressly understood that this Section shall not preclude Licensor's right to make application for, and seek enforcement of, injunctive or other relief in any court having jurisdiction.

      20.8 Licensee shall strictly and fully comply with all export controls imposed by the United States or any country or organization of nations within whose jurisdiction Licensee operates or does business.

      20.9 The respective indemnities, agreements, representations, warranties and other statements of each of the parties hereto and the undertakings set forth in or made pursuant to this Agreement will remain in full force and effect, and will survive the expiration or termination of this Agreement.

       20.10 Licensee shall not disseminate any press release or other announcement relating to the transaction contemplated by this Agreement without Licensor's prior written consent as to the contents thereof.

      20.11 Unless otherwise set forth herein, all payments shall be made directly by Licensee to Licensor and shall be in U.S. Dollars.

      20.12 The parties have requested that this Agreement be drawn up and interpreted in the English language.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representative of each party effective as of the date set forth above.


                         EMERSON RADIO CORP.
                         A Delaware Corporation



                    By:  /s/ Eugene I. Davis
                         Eugene I. Davis
                         Vice Chairman


                         World Wide One Ltd.
                         For and on behalf of
                         A Hong Kong Corporation
                         WORLD WIDE ONE LIMITED


                    By:  /s/ Gregory P. Glass
                         Authorized Signature(s)
                         Gregory P. Glass
                         Chairman